ASSIGNMENT AND ASSUMPTION AGREEMENT

                         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), is entered into this 10th day of May, 2005, by and between Osmotics Pharma, Inc., a Colorado corporation ("Assignor") and OnSource Corporation, a Delaware corporation ("Assignee").

W I T N E S S E T H:

                         WHEREAS, Assignor and Assignee are parties to that certain Agreement and Plan of Merger dated April 8, 2005, pursuant to which Assignor will become a wholly-owned subsidiary of Assignee (the "Merger Agreement").

                         WHEREAS, Section 5.1(e) of the Merger Agreement requires Assignee to assume that certain promissory dated January 24, 2005 in the principal amount of $1,200,000 payable to Osmotics Corporation, a copy of which is attached hereto as Exhibit A (the "Note").

                         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                         1.          Effective May 10, 2005 (the "Assignment Date"), Assignor hereby assigns, transfers and conveys to Assignee any and all of Assignor's right, title and interest in and to the Note and its obligations thereunder. Assignor represents and warrants that (i) Assignor has the right, power and authority to execute this Agreement; (ii) that the Note is the good, valid and binding agreement of the parties thereto and their assignees and is in full force and effect in accordance with its terms, which have not been amended or modified; (iii) that no act or omission on the part of Assignor has occurred that would constitute a default under the Note; and (iv) that the outstanding balance on the note as of May 10, 2005 is 746,170.

                         2.          Assignee hereby accepts all of the right, title and interest of Assignor in the Note, and Assignee does hereby agree to assume and perform all of the covenants and obligations of Assignor under the Note accruing on or after the Assignment Date or otherwise attributable to the period commencing on said date and continuing thereafter for so long as the Note remains in full force and effect. Assignee shall indemnify, defend and hold harmless Assignor, its affiliates, agents and assigns, from any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs and expenses of every nature whatsoever, including attorneys' fees, which arise from or relate to the Note on or after the Assignment Date.

                         3.          The provisions of this Agreement shall bind and inure to the benefit of Assignee and Assignor and their respective successors and assigns.

                         4.          This Agreement shall be governed by the laws of the State of Colorado without giving effect to its conflicts of laws provisions.

[signatures on following page]

                         IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement, or have caused this Agreement to be executed, as of the year and date first written above.
ASSIGNOR:
Osmotics Pharma, Inc., a Colorado corporation
By: /s/ Steven Porter Name: Steven Porter Title: President
ASSIGNEE:
OnSource Corporation, a Delaware corporation
By: /s/ Frank L. Jennings Name: Frank L. Jennnings Title: President

EXHIBIT A

PROMISSORY NOTE

$1,200,000	Denver, Colorado
January __, 2005

Pursuant to the Technology Transfer Agreement dated January __, 2005, by and between Osmotics Corporation ("Osmotics") and Osmotics Pharma, Inc. (the "Company"), the Company hereby promises to pay Osmotics the principal sum of One Million Two Hundred Thousand Dollars ($1,200,000) (the "Note") in legal and lawful money of the United States of America.

1.	Rate of Interest. The Note shall be non interest bearing.
2.	Terms of Payment.
(a)

Principal. The Company shall pay principal by the 15th of each month. Principal payments shall not be less than $120,000 nor more than $150,000 each month as determined by the Company's management. Monthly principal payments may be reduced if agreed to in writing by Osmotics.

(b) Prepayment. This Note may be prepaid in whole or in part at any time or times at the option of the Company without penalty.
(c) Business Days. If any payment shall become due on a Saturday, Sunday, or public holiday, such payment shall be due and made on the next succeeding business day.
(d)

Default. If any payment due hereunder is not made when due, and within (7) days thereafter, then during the period of such delinquency Osmotics shall have the option to accelerate the Company's obligations hereunder and declare all amounts owed hereunder to be immediately due and payable.

3.	Governing Law, Jurisdiction and Venue. This Note is governed by and is to be construed and enforced in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

OSMOTICS PHARMA, INC.	OSMOTICS CORPORATION
By: /s/ Steven Porter Steven Porter, CEO	By: /s/ Francine Porter Francine Porter, President